Exhibit 3.1
CERTIFICATE OF DESIGNATION OF
8.5% CONVERTIBLE PERPETUAL PREFERRED STOCK
OF SANDRIDGE ENERGY, INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
     SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article Four of its Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Pricing Committee, duly authorized by the Board of Directors, by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the DGCL, on January 20, 2009, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that a series of Preferred Stock, par value $0.001, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:
     1. Designation and Amount; Ranking
     (a) There shall be created from the 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “8.5% Convertible Perpetual Preferred Stock,” par value $0.001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 2,650,000. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.
     (b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein. The Company’s ability to issue any class or series of Senior Stock (or any security convertible into Senior Stock) shall be subject to Section 5(a)(vi).
     2. Definitions. As used herein, the following terms shall have the following meanings:
     (a) “Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recent Dividend Payment Date (or August 15, 2009, if such date is prior to the first Dividend Payment Date) to, but not including, such date.
     (b) “Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from August 15, 2009 until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to August 15, 2009.
     (c) “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.
     (d) “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
     (e) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
     (f) “close of business” means 5:00 p.m. (New York City time).
     (g) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price shall be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.
     (h) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.
     (i) “Conversion Price” shall mean $8.0125, subject to adjustment as set forth in Section 7(d).
     (j) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.
     (k) “Dividend Payment Date” shall mean February 15 and August 15 of each year, commencing on February 15, 2010.

     (l) “Dividend Rate” shall mean the rate per annum of 8.5% per share of Preferred Stock on the Liquidation Preference, subject to increase pursuant to Section 3(b) and (c).
     (m) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the February 1 or August 1 immediately preceding such Dividend Payment Date.
     (n) “Effective Date” shall mean the date on which a Fundamental Change event occurs.
     (o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     (p) “Ex-Date,” when used with respect to any issuance or distribution, on the Common Stock or any other securities, means the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.
     (q) “Fundamental Change” shall mean any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of the shares of the Common Stock are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration that is not at least 90% shares of common equity securities (or depository shares or receipts in respect thereof) that:
     (i) are listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or
     (ii) are approved, or immediately after the transaction or event will be approved, for quotation on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any United States national securities exchange;
provided, in each case, that the Board of Directors approved such transaction or event or formally adopted a neutral position with respect thereto, without revoking or modifying such position prior to the Effective Date of such transaction or event.
     (r) “Holder” or “holder” shall mean a holder of record of the Preferred Stock.
     (s) “Issue Date” shall mean January 21, 2009, the original date of issuance of the Preferred Stock.
     (t) “Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.
     (u) “Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $100.
     (v) “Make-Whole Premium” shall have the meaning set forth in Section 4A.
     (w) “Market Value” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SD.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day). The per share volume-weighted average price on each such Trading Day shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     (x) “Officer” shall mean the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.
     (y) “Officers’ Certificate” shall mean a certificate signed by two Officers.
     (z) “opening of business” means 9:00 a.m. (New York City time).
     (aa) “Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.
     (bb) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     (cc) “SEC” or “Commission” shall mean the Securities and Exchange Commission.
     (dd) “Securities Act” shall mean the Securities Act of 1933, as amended.
     (ee) “Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

     (ff) “Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.
     (gg) “Stock Price” shall mean (i) if holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to but not including the Effective Date.
     (hh) “Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
     (ii) “Transfer Agent” shall mean American Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.
     (jj) “Transfer Restricted Securities” shall mean each share of Preferred Stock (or the shares of Common Stock issued as a dividend on the Preferred Stock or into which such share of Preferred Stock is converted) until (i) the one year period referred to in paragraph (b)(1)(i) of Rule 144 or its successor under the Securities Act shall have elapsed or (ii) the resale of such shares of Preferred Stock (or the shares of Common Stock issued as a dividend on the Preferred Stock or into which such share of Preferred Stock is converted) under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the holder thereof.
     (kk) “Voting Rights Triggering Event” shall mean dividends on the Preferred Stock being in arrears and unpaid with respect to three or more semi-annual dividend payment periods (whether or not consecutive).
     3. Dividends.
     (a) No dividends shall accrue or accumulate on the Preferred Stock prior to August 15, 2009. Thereafter, holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate (equivalent to $8.50 per annum per share). Dividends on the Preferred Stock shall be payable semi-annually in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, of if no dividends have been paid, from August 15, 2009 (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends), and may be paid in cash or, where freely transferable by any non-Affiliate recipient thereof, in Common Stock as provided pursuant to Section 3A. The Dividend Rate may be increased in the circumstances described in Sections 3(b) and 3(c) below. Dividends payable for each full dividend period shall be computed by dividing the annual payment at the applicable Dividend Rate by two and shall be payable in arrears on each Dividend Payment Date (commencing on February 15, 2010) for the semi-annual period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Preferred Stock shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
     (b) If, at any time during the six-month period beginning on, and including, the date which is six months after the Issue Date, the Company fails to timely file any document or report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K), or shares of the Preferred Stock are not otherwise freely tradable by holders other than the Company’s Affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the Preferred Stock related thereto), the Dividend Rate on the Preferred Stock shall increase. The Dividend Rate on the Preferred Stock shall be increased by 0.50% per annum during the period for which the Company’s failure to file continues; provided that the Company shall have 14 days, in the aggregate, to cure any such late filings before the Dividend Rate shall be increased.
     (c) Unless:
     (i) the restrictive legend contemplated by Section 10(c)(vii) on the Preferred Stock has been removed, and
     (ii) the Preferred Stock is freely tradable pursuant to Rule 144 under the Securities Act without volume restrictions by holders other than the Company’s Affiliates and without restrictions pursuant to U.S. securities law or the terms of the Preferred Stock with respect thereto, as of the 366th day after the Issue Date, the Dividend Rate on the Preferred Stock shall be increased by 0.50% per annum until the requirements of clauses (i) and (ii) of this subsection are satisfied. At such time as the Company notifies the Transfer Agent to remove the restrictive legend from the Preferred Stock, such legend shall be deemed removed from any Global Preferred Stock and an unrestricted CUSIP number for the Preferred Stock shall be deemed to be the CUSIP number for the Preferred Stock.
     (d) During the period of one year after the last date of original issuance of the Preferred Stock, the Company shall not, and shall use its reasonable best efforts to cause its Affiliates not to, resell any of the Preferred Stock that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

     (e) Any additional dividends paid pursuant to subsections (b) or (c) above shall be payable at the times and in the manner provided for the payment of regular dividends in this Section 3.
     (f) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.
     (g) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such other Parity Stock bear to each other.
     (h) Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.
     (i) The holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Company’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date (assuming such dividend is payable in cash whether or not the Company has elected to pay all or a portion of such dividend in shares of Common Stock). A holder of shares of Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided in Section 7, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.
     3A. Method of Payment of Dividends
     (a) Subject to the restrictions set forth herein, dividends on the Preferred Stock may be paid:
     (i) in cash;
     (ii) by delivery of shares of Common Stock; or
     (iii) through any combination of cash and Common Stock.
     (b) If the Company elects to make any such payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the Market Value as determined on the second Trading Day immediately prior to the Dividend Record Date for such dividend.
     (c) The Company shall make each dividend payment on the Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment in shares of the Common Stock. The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Common Stock 15 Business Days prior to the Dividend Record Date for such dividend.
     (d) Notwithstanding the foregoing, the Company shall not pay any portion of a dividend on the Preferred Stock by delivery of Common Stock unless (i) the Common Stock to be delivered as payment therefor is freely transferable under United States securities laws by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Company’s Affiliate, or (ii) a Shelf Registration Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of that Common Stock by the holders thereof.
     4. Special Rights Upon a Fundamental Change.
     (a) The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record Holders of the Preferred Stock, by the later of 20

Business Days prior to the anticipated Effective Date (determined in good faith by the board of directors) of the Fundamental Change and the first public disclosure by the Company of the anticipated Fundamental Change.
     (b) If a Holder converts its Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Effective Date of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Effective Date (the “Expiration Date”), the Holder shall automatically receive a number of shares of Common Stock equal to the greater of:
     (i) (A) a number of shares of Common Stock, as calculated pursuant to Section 7 (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9) and (B) the Make-Whole Premium, if any, pursuant to Section 4A; and
     (ii) a number of shares of Common Stock calculated by reference to an adjusted Conversion Price equal to the greater of (A) the Market Value as of the Effective Date and (B) $6.41 (the latter being subject to adjustment in the same manner as the Conversion Price is adjusted pursuant to Section 7(d)).
     (c) In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to Section 4(b), the Company may, at its option, make a cash payment equal to the Market Value for each such share of Common Stock otherwise issuable upon conversion, based on the Market Value determined for the period ending on the Effective Date.
     (d) On or before the Expiration Date, each holder of shares of Preferred Stock wishing to exercise its conversion right pursuant to this Section 4 shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the Fundamental Change Notice, and on such date the cash or shares of Common Stock due to such holder shall be delivered to the Person whose name appears on such certificate or certificates as the owner thereof and the shares of Preferred Stock represented by each surrendered certificate shall be returned to authorized but unissued shares.
     (e) Upon surrender (in accordance with the notice described in Section 4(f)) of the certificate or certificates representing any shares of Preferred Stock to be so converted (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be converted by the Company at the adjusted Conversion Price, if applicable, as described in Section 4(b).
     (f) The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Preferred Stock, at such holder’s address as the same appears on the books of the Company. Each such notice shall state (i) the anticipated Effective Date; (ii) that the Expiration Date is the 30th Trading Day immediately following the Effective Date; (iii) the name and address of the Transfer Agent; (iv) the procedures that holders must follow to exercise the Fundamental Change Option; and (v) whether the Company will issue shares of Common Stock or pay cash upon conversion in connection with a Fundamental Change.

     4A. Determination of the Make-Whole Premium.
     (a) If a Holder elects to convert its shares of Preferred Stock upon the occurrence of a Fundamental Change that occurs prior to February 20, 2014, the Company shall be required to deliver to such Holder, in addition to a number of shares of Common Stock calculated pursuant to Section 7(a) (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9), an additional number of shares of Common Stock per share of Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”) upon conversion, if any, set forth below in this Section 4A.
     (b) The Company shall only be required to deliver the Make-Whole Premium with respect to shares of Preferred Stock surrendered for conversion from and after the opening of business on the Trading Day immediately following the Effective Date of the Fundamental Change until the close of business on the 30th Trading Day following such Effective Date.
     (c) The number of Additional Shares shall be determined by reference to the table below, based on the Effective Date of the Fundamental Change and the Stock Price.

Effective Date	Stock Price(1)
	$6.41	$7.00	$8.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00
January 21, 2009	3.1201	2.8140	2.3184	1.6520	1.2294	0.9410	0.7338	0.5794	0.4612	0.2644	0.1496	0.0796	0.0359	0.0091	0.0000
February 15, 2010	2.9776	2.6157	2.1404	1.5113	1.1190	0.8542	0.6654	0.5253	0.4181	0.2398	0.1356	0.0720	0.0326	0.0088	0.0000
February 15, 2011	2.7103	2.3571	1.9006	1.3127	0.9586	0.7258	0.5627	0.4430	0.3521	0.2012	0.1128	0.0587	0.0249	0.0046	0.0000
February 15, 2012	2.3859	2.0300	1.5795	1.0280	0.7203	0.5314	0.4061	0.3174	0.2515	0.1432	0.0793	0.0394	0.0140	0.0007	0.0000
February 15, 2013	2.0529	1.6594	1.1691	0.6115	0.3533	0.2291	0.1639	0.1254	0.0995	0.0586	0.0329	0.0147	0.0019	0.0000	0.0000
February 20, 2014	1.9434	1.4991	0.9089	0.1798	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(1)	The Stock Prices set forth in the table shall be adjusted as of any date on which the Conversion Price of the Preferred Stock is adjusted pursuant to Section 7 in the same proportion as the Conversion Price is so adjusted and in such event, the number of Additional Shares shall be adjusted in inverse proportion to the adjustment to the Conversion Price.
     (d) The exact Stock Price and Effective Date may not be set forth on the table above, in which case:
     (i) if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

     (ii) if the Stock Price is in excess of $50.00 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid; and
     (iii) if the Stock Price is less than or equal to $6.41 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid.
     5. Voting.
     (a) The shares of Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:
     (i) If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of shares of Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Company to elect two additional directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.
     (ii) Such voting rights may be exercised at a special meeting of the Company’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 5(a)(i) shall terminate.
     (iii) At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares of Preferred Stock constituting a majority of the shares of Preferred Stock present at such meeting, in person or by proxy, shall be sufficient to elect any such director.
     (iv) Any director elected pursuant to the voting rights created under this Section 5(a) shall hold office until the next annual meeting of stockholders (unless such term was previously terminated pursuant to Section 5(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 5 shall terminate.

     (v) So long as any shares of Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock voting or consenting, as the case may be, separately as one class, (A) create, authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) or (B) amend the Certificate of Incorporation by merger or otherwise so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Preferred Stock, provided that for avoidance of doubt, Holders of Preferred Stock shall not be entitled to vote with respect to any merger or similar transaction contemplated by Section 7(h) where the provisions thereof are complied with by either the Company or the surviving or resulting Person if such transaction does not otherwise amend the terms of the Preferred Stock in any material respect.
     (vi) In exercising the voting rights set forth in this Section 5(a), each share of Preferred Stock shall be entitled to one vote.
     (b) The Company may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock, without the consent of the holders of the Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.
     6. Liquidation Rights.
     (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on Common Stock.
     (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.
     (c) After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 6, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.
     (d) In the event the assets of the Company available for distribution to the holders of shares of Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.
     7. Conversion.
     (a) Each holder of Preferred Stock shall have the right, at any time, at its option, on or after April 15, 2009, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 7(h), to the product of (i) the number of shares of Preferred Stock being so converted and (ii) the quotient of the Liquidation Preference divided by the Conversion Price in effect on the Conversion Date.
     (b) The conversion right of a holder of Preferred Stock shall be exercised by the holder by the surrender to the Company of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Company in the form of Exhibit B hereto that the holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j), and (iii) any payment required pursuant to Section 3(i). The date on which a Holder complies with the procedures in this clause (b) is the “Conversion Date.”
     (c) Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting holder of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder’s Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9); (ii) receive a Make-Whole Premium, if any, payable upon a Fundamental Change, in accordance with Section 4A; and (iii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

     (d) The Conversion Price shall be subject to the following adjustments (except as provided in Section 7(e)):
     (i) If the Company pays a dividend (or other distribution) in shares of Common Stock to all holders of the Common Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1

OS0
     where
OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1	=	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.
     (ii) If the Company issues to all holders of shares of the Common Stock rights, options or warrants entitling them, for a period of not more than 60 days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X

OS0 + Y
     where
OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of Common Stock, the Conversion Agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
     (iii) If the Company subdivides, combines or reclassifies the shares of Common Stock into a greater or lesser number of shares of Common Stock, then the Conversion Price in effect immediately following the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1

OS0
     where
OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.
     (iv) If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash that is distributed in a Transaction (as defined in Section 7(h)) or as part of a spin-off referred to in subsection (vi) below, (b) any dividend or distribution, in connection with the Company’s liquidation, dissolution, or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then, in each event, the Conversion Price in effect immediately following the record date for such distribution shall be divided by the following fraction:

SP0

SP0 – C

     where
SP0	=	the average Closing Sale Price over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend; and

C	=	the cash amount per share of Common Stock of the dividend.
In the event that a dividend described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend, to the Conversion Price that would then be in effect if such dividend had not been declared.
     (v) If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock that involves the payment of consideration with a value per share of Common Stock exceeding the average Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the Conversion Price in effect at the close of business on the last Trading Day of such period shall be divided by the following fraction:

AC + (SP0 x OS1)

OS0 x SP0
     Where
SP0	=	the average Closing Sale Price over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares; and

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
Except as set forth in the preceding paragraph, if the application of this clause (v) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (v).
     (vi) If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (i) or (iv) above; any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0

SP0 – FMV
     where
SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.
In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price shall be adjusted on the fourteenth Trading Day after the effective date of the distribution by dividing such Conversion Price in effect immediately prior to such fourteenth Trading Day by the following fraction:

MP0 + MPS

MP0

     where
MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In the event that such distribution described in this clause (vi) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.
     (vii) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by the Company, the Company shall make such adjustments, regardless of whether such aggregate adjustments amount to 1% or more of the Conversion Price, no later than February 15 of each calendar year.
     (viii) The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

     (ix) Notwithstanding any other provisions of this Section 7(d), rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Price under this Section 7(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 7(d)(vi). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 7(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Triggering Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, the Company may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Triggering Event had not occurred under such applicable stockholder rights plan or agreement.
     (e) Notwithstanding anything to the contrary in Section 7(d), no adjustment to the Conversion Price shall be made with respect to any distribution or other transaction if holders of the Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such event, without having to convert their Preferred Stock.

     (f) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.
     (g) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each holder of Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.
     (h) In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or reclassification described in Section 7(d)(iii)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the transaction, the right to convert each share of Preferred Stock shall, without the consent of any holder of Preferred Stock, become convertible, at the option of the holder thereof, only into the kind and amount of shares of stock, other securities or other property or assets (of the Company or another issuer), including cash or any combination thereof, receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment (the “Reference Property”). In the event holders of the Common Stock have the opportunity to elect the form of consideration to be received in such Transaction, the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types of consideration received by holders of the Common Stock who affirmatively make such an election. The provisions of this Section 7(h) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are consistent with the foregoing.
     (i) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock or the payment or partial payment of dividends declared on Preferred Stock that are payable in Common Stock.

     (j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock or the payment or partial payment of a dividend on Preferred Stock in Common Stock, shall be made without charge to the converting holder or recipient of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.
     8. Mandatory Conversion.
     (a) At any time on or after February 20, 2014, the Company shall have the right, at its option, to cause the Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Closing Sale Price of the Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).
     (b) To exercise the mandatory conversion right described in Section 8(a), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than 10 days after the date on which the Company issues the press release described in this Section 8(b).
     (c) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and (iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.
     (d) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 8(a), no payment or adjustment shall be made upon conversion of Preferred Stock for Accrued Dividends or for dividends with respect to the Common Stock issued upon such conversion.
     (e) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless, prior to giving the conversion notice, all Accumulated Dividends on the Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid.
     (f) In addition to the mandatory conversion right described in Section 8(a), if there are fewer than 250,000 shares of Preferred Stock outstanding, the Company shall have the right, at any time on or after February 20, 2014, at its option, to cause all outstanding Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the lesser of (A) the then-prevailing Conversion Price and (B) the Market Value as determined on the second Trading Day immediately prior to the Mandatory Conversion Date, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The provisions of clauses (b) (other than requirements relating to the conditions in Section 8(a)), (c), (d) and (e) of this Section 8 shall apply to any Mandatory Conversion pursuant to this clause (f); provided, however, that (i) the Mandatory Conversion Date described in Section 8(b) shall not be less than 15 days nor more than 30 days after the date on which the Company issues a press release pursuant to Section 8(b) announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion described in Section 8(c) need not state the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock.
     9. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common

Stock on the Preferred Stock. Instead, the Company may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fraction share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder upon conversion or in respect of dividend payments shall be rounded up to the next whole share.
     10. Certificates.
     (a) Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its authentication. The terms of the Preferred Stock certificate set forth in Exhibit A hereto are part of the terms of this Certificate of Designation.
     (i) Global Preferred Stock. The Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend and restricted securities legend set forth in Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. With respect to shares of Preferred Stock that are not Transfer Restricted Securities on a Conversion Date or Dividend Payment Date, all shares of Common Stock issued in respect thereof on such Conversion Date or paid as a dividend on such Dividend Payment Date shall be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.
     (ii) Book-Entry Provisions. In the event Global Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.
     Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.
     (iii) Certificated Preferred Stock; Certificated Common Stock. Except as provided in this paragraph 11(a) or in paragraph 11(c), owners of beneficial interests in Global Preferred Stock will not be entitled to receive physical delivery of Preferred Stock in fully registered certificated form (“Certificated Preferred Stock”). With respect to shares of Preferred Stock that are Transfer Restricted Securities on a Conversion Date, all shares of Common Stock issuable on conversion of such shares on such Conversion Date shall be issued in fully registered certificated form (“Certificated Common Stock”). Certificates of Certificated Common Stock shall be mailed or made available at the office of the Transfer Agent for the Preferred Stock on or as soon as reasonably practicable after the relevant conversion date to the converting holder.
     After a transfer of any Preferred Stock or Certificated Common Stock during the period of the effectiveness of a Shelf Registration Statement with respect to such Preferred Stock or such Certificated Common Stock, all requirements pertaining to legends on such Preferred Stock (including Global Preferred Stock) or Certificated Common Stock will cease to apply, the requirements requiring that any such Certificated Common Stock issued to Holders be issued in certificated form, as the case may be, will cease to apply, and Preferred Stock or Common Stock, as the case may be, in global or fully registered certificated form, in either case without securities law restrictive legends, will be available to the transferee of the Holder of such Preferred Stock or Certificated Common Stock upon exchange of such transferring Holder’s Preferred Stock or Common Stock or directions to transfer such Holder’s interest in the Global Preferred Stock, as applicable.
     (b) Execution and Authentication. Two Officers shall sign the Preferred Stock certificate for the Company by manual or facsimile signature.
     If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.
     A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designation.

     The Transfer Agent shall authenticate and deliver certificates for up to 2,650,000 shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.
     The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designation to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.
     (c) Transfer and Exchange.
     (i) Transfer and Exchange of Certificated Preferred Stock. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:
     (A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and
     (B) is being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to subsubclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:
     (1) if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or
     (2) if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” (“QIB”) in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of

Exhibit C hereto) and (ii) if the Company so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in paragraph 10(c)(vii).
     (ii) Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock. Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Preferred Stock represented by the Global Preferred Stock to be increased accordingly. If no Global Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.
     (iii) Transfer and Exchange of Global Preferred Stock. The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designation (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.
     (iv) Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.
     (A) Any Person having a beneficial interest in Preferred Stock that is being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to another exemption from registration thereunder may upon request, but only with the consent of the Company, and if accompanied by a certification from such Person to that effect (in substantially the form of Exhibit C hereto), exchange such beneficial interest for Certificated Preferred Stock representing the same number of shares of Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Preferred Stock and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC or the Person designated by DTC as having such a beneficial interest in a Transfer Restricted Security only, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Preferred Stock represented by Global Preferred Stock to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall authenticate and deliver to the transferee Certificated Preferred Stock.
     (B) Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this paragraph 10(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Preferred Stock are so registered in accordance with the instructions of DTC.
     (v) Restrictions on Transfer and Exchange of Global Preferred Stock.
     (A) Notwithstanding any other provisions of this Certificate of Designation (other than the provisions set forth in paragraph 10(c)(vi)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.
     (B) In the event that the Global Preferred Stock is exchanged for Preferred Stock in definitive registered form pursuant to paragraph 10(c)(vi) prior to the effectiveness of a Shelf Registration Statement with respect to such securities, such Preferred Stock may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this paragraph 10(c) (including the certification requirements set forth in the Exhibits to this Certificate of Designation intended to ensure that such transfers comply with Rule 144A or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
     (vi) Authentication of Certificated Preferred Stock. If at any time:
     (A) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days after delivery of such notice;

     (B) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days; or
     (C) the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Preferred Stock under this Certificate of Designation, then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock.
     (vii) Legend.
     (A) Except as permitted by the following paragraph (B) and in paragraph 10(a)(iii), each certificate evidencing the Global Preferred Stock, the Certificated Preferred Stock and the Certificated Common Stock shall bear a legend in substantially the following form:
     “THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF AND ANY SECURITY ISSUABLE AS A DIVIDEND HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
     THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN

EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”
     (B) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by Global Preferred Stock) pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act:
     (1) in the case of any Transfer Restricted Security that is Certificated Preferred Stock or Certificated Common Stock, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or Certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security; and
     (2) in the case of any Transfer Restricted Security that is in global form, with the consent of the Company, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or Certificated Common Stock that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the Holder’s request for such exchange was made in reliance on Rule 144 or another exemption from registration under the Securities Act and the Holder certifies to that effect in writing to the Transfer Agent (such certification to be in the form set forth in Exhibit C hereto).
     (viii) Cancelation or Adjustment of Global Preferred Stock. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

     (ix) Obligations with Respect to Transfers and Exchanges of Preferred Stock.
     (A) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this paragraph 10(c).
     (B) All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designation as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.
     (C) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.
     (D) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock certificates or Common Stock certificates.
     (x) No Obligation of the Transfer Agent.
     (A) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock). The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
     (B) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designation or under applicable law with respect to any transfer of any interest in any Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designation, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     (d) Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.
     (e) Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Preferred Stock certificates. Temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.
     (f) Cancelation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancelation.
     (i) At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancelation.
     (ii) The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.
     11. Other Provisions.
     (a) With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.
     (b) Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.
     (c) The shares of Preferred Stock shall be issuable only in whole shares.
     (d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for Global Preferred Stock, to the Depository in accordance with its procedures.
     (e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.
     (f) Holders of Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Company.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 21st day of January, 2009.

SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
Tom L. Ward
Chairman of the Board of Directors, Chief Executive Officer and President

Attest:	/s/ Richard J. Gognat
Richard J. Gognat
Secretary

EXHIBIT A
FORM OF PREFERRED STOCK
FACE OF SECURITY
     [THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
     THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.]1
     [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS

[1]	Subject to removal upon registration under the Securities Act of 1933 or otherwise when the security shall no longer be a Transfer Restricted Security.

AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.]
     [TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]2
     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[2]	Subject to removal if not a global security.

Certificate Number	Number of Shares of
[ ]	Convertible Preferred Stock

CUSIP NO.: 80007P 406
8.5% Convertible Perpetual Preferred Stock
of
SANDRIDGE ENERGY, INC.
     SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.001 per share, of the Company designated as the 8.5% Convertible Perpetual Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated January 21, 2009, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.
     Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
     Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has executed this certificate this 21st day of January, 2009.

SANDRIDGE ENERGY, INC.
By:
	Name:	Tom L. Ward
	Title:	Chairman of the Board of Directors, Chief Executive Officer and President

By:
	Name:	Dirk M. Van Doren
	Title:	Executive Vice President and Chief Financial Officer

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
     These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designation.
Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Transfer Agent,
By:
Authorized Signatory

REVERSE OF SECURITY
     Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designation.
     The shares of Preferred Stock shall be convertible into the Company’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.
     The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)
Signature Guarantee:                                                   3

[3]	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B
NOTICE OF CONVERSION
(To be Executed by the Holder
in order to Convert the Preferred Stock)
     The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 8.5% Convertible Perpetual Preferred Stock (the “Preferred Stock”) of SandRidge Energy, Inc. (the “Company”), represented by stock certificate No(s)                      (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of the Company according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
     The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to any exemption from registration under the Act.
     Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.
     Date of Conversion:
     Applicable Conversion Price:
     Number of shares of Preferred Stock to be Converted:
     Number of shares of Common Stock to be Issued:4
     Signature:
     Name:
     Address:5
     Fax No.:

[4]	The Company is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Preferred Stock Certificate(s) to be converted.

[5]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

EXHIBIT C
CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF PREFERRED STOCK
Re:	8.5% Convertible Perpetual Preferred Stock (the “Preferred Stock”) of SandRidge Energy, Inc. (the “Company”)
     This Certificate relates to ___ shares of Preferred Stock held in*/:
☐	book-entry; or

☐	definitive form by (the “Transferor”).
     The Transferor */:
☐	has requested the Transfer Agent by written order to deliver in exchange for its beneficial interest in the Preferred Stock held by the Depository shares of Preferred Stock in definitive, registered form equal to its beneficial interest in such Preferred Stock (or the portion thereof indicated above); or

☐	has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.
     In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:
☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company; or

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A.

     Such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]
By:

Date:

*/       Please check applicable box.